ENCORE MEDICAL ANNOUNCES RECORD FINANCIAL RESULTS FOR 2005

COMPEX ACQUISITION EXPECTED TO IMPROVE MARKET PENETRATION OPPORTUNITIES
IN ORTHOPEDIC REHABILITATION BUSINESS

Austin, TX – February 27, 2006 – Encore Medical Corporation (NASDAQ: ENMC) today announced its financial results for its fourth quarter and year ended December 31, 2005. Encore’s full year comparative financial results benefited from the impact of its October 2004 acquisition of Empi, Inc. (“Empi”). Fourth quarter and year end highlights, which exclude the impact of Encore’s discontinued operations described further below, include:

•	Record revenue of $293.7 million, up 98.4% over the prior year. Fourth quarter revenue of $75.0 million increased 9.7% over revenue of $68.4 million in the fourth quarter of 2004. Beginning in the fourth quarter of 2005, comparative results from the Empi acquisition are included in both the current and prior year period.

•	Operating income in 2005 of $43.7 million, or 14.9% of revenue, increased significantly over operating income of $14.6 million, or 9.8% of revenue, in 2004. In the fourth quarter of 2005, operating income of $12.4 million, or 16.6% of revenue, increased significantly over operating income of $7.8 million, or 11.4% of revenue, in the fourth quarter of 2004.

•	Earnings per diluted share from continuing operations in 2005 of $0.18 improved significantly over earnings per diluted share from continuing operations of $0.11 in 2004. In the fourth quarter of 2005, earnings per diluted share from continuing operations of $0.06 increased significantly over earnings per diluted share from continuing operations of $0.01 in the fourth quarter of 2004.

•	Encore continues to build a healthy pipeline of innovative technologically advanced products which are expected to support and broaden its existing product lines. The Company’s Orthopedic Rehabilitation Division introduced seven new products in 2005, including the Vectra® Genisys Laser System, Intelect® Mobile Electrical Stimulation System and OptiFlex 3TM Continuous Passive Motion System. The Company’s Surgical Implant Division introduced nine new products in 2005, including the Reverse® Shoulder System, M.I.K.A.TM Minimally Invasive Knee Arthroplasty Instruments and MIS Hip Instruments.

•	Encore expects that the acquisition of Compex Technologies, Inc. (“Compex”), which was completed on February 24, 2006 and announced in a separate press release this morning, will accelerate market penetration and create additional revenue and operating efficiencies in its Orthopedic Rehabilitation Division.

Kenneth W. Davidson, Encore’s Chairman and Chief Executive Officer, commented, “We believe that our financial results for 2005 demonstrate our ability to integrate a sizable acquisition and meet our revenue growth and margin improvement goals. In addition, we continue to successfully introduce new products that enhance the sales and profitability of our existing product lines. We believe our acquisition of Compex will provide us with additional opportunities to leverage our presence in the orthopedic rehabilitation market and further develop the growth potential for rehabilitation products that address pain management in a manner that represents an alternative to the systemic solutions provided by drugs, which often create unwanted side effects. Improving electrotherapy technology, coupled with a population that is aging and placing an increased emphasis on fitness and sports, creates an attractive market opportunity that we believe we are well positioned to serve.”

Encore achieved revenue of $293.7 million in 2005, representing an increase of 98.4% over revenue of $148.1 million in 2004. Orthopedic Rehabilitation Division revenue of $239.2 million increased 128.9% over revenue of $104.5 million in 2004, principally as a result of the October 2004 acquisition of Empi. Surgical Implant Division revenue of $54.5 million in 2005 increased 25.0% over revenue of $43.6 million in 2004.

The Company’s fourth quarter 2005 revenue of $75.0 million increased 9.7% over revenue of $68.4 million in the fourth quarter of 2004, driven by continued growth in both the Orthopedic Rehabilitation and Surgical Implant Divisions. Orthopedic Rehabilitation Division revenue of $60.9 million in the fourth quarter of 2005 increased 7.0% over fourth quarter 2004 revenue of $56.9 million, while Surgical Implant Division revenue of $14.1 million in the fourth quarter of 2005 increased 22.6% over fourth quarter 2004 revenue of $11.5 million. For both the full year and fourth quarter of 2005, revenue growth in Encore’s Orthopedic Rehabilitation Division was principally driven by increased sales in both home and clinical electrotherapy product lines. During these periods, revenue growth in the Company’s Surgical Implant Division was driven primarily by growth in its knee, hip and shoulder product lines, increased international market penetration and sales of Advanced SpineTM and other total joint products from Encore’s February 2005 acquisition of the assets of Osteoimplant Technologies, Inc. (“OTI”).

Encore achieved gross margin for the full year and fourth quarter of 2005 of 60.9% and 61.7%, respectively, compared to 55.5% and 57.5% respectively, in the comparable prior year periods. Orthopedic Rehabilitation Division gross margin increased to 56.9% in 2005 from 49.9% in 2004, driven by continued growth in Encore’s higher margin electrotherapy product lines, and the impact of a full year of revenue from sales of Empi product lines. Fourth quarter 2005 Orthopedic Rehabilitation Division gross margin increased to 57.8% from 56.8% in the prior year period, principally driven by the increase in sales of electrotherapy products described above. Surgical Implant Division gross margin of 78.7% in 2005 and 78.6% in the fourth quarter of 2005 compared favorably to gross margin of 68.8% in 2004 and 60.8% in the fourth quarter of 2004, principally due to continued growth in its higher margin knee, hip and shoulder products. The improvement in Surgical Implant Division gross margin comparisons in 2005 and in the fourth quarter of 2005 also benefited from the impact of the fourth quarter 2004 inventory obsolescence expense of approximately $1.7 million relating principally to the write-off of its trauma product line inventory.

In 2005, Encore achieved operating income of $43.7 million, or 14.9% of revenue, representing a significant improvement over operating income of $14.6 million, or 9.8% of revenue, in 2004, primarily due to the Empi acquisition and revenue growth and gross margin improvement in both its Orthopedic Rehabilitation and Surgical Implant Divisions. In the fourth quarter of 2005, operating income of $12.4 million, or 16.6% of revenue, compared to operating income of $7.8 million, or 11.4% of revenue, in the fourth quarter of 2004. Full year and fourth quarter 2004 operating income were impacted on a comparative basis by factors cited above.

Encore recorded interest expense of $28.5 million in 2005 compared to interest expense of $7.1 million in 2004. Factors impacting the 2005 interest expense comparison to 2004 included $2.2 million of amortization of deferred financing fees and borrowings of $328.6 million related to the financing of both the Empi acquisition in October 2004 and the acquisition of OTI in February 2005. At December 31, 2005, Encore had $315.1 million of long-term debt. In the fourth quarter of 2005, interest expense of $7.2 million compared to interest expense of $6.6 million in the comparable period of 2004. The comparative increase in fourth quarter 2005 interest expense over the prior year period was principally driven by higher interest rates on the floating portion of the Company’s outstanding indebtedness and increased borrowings to finance the OTI acquisition in February 2005.

Encore’s income from continuing operations in 2005 was $9.3 million, or $0.18 of diluted earnings per share, compared to income from continuing operations of $5.1 million, or $0.11 of diluted earnings per share, in 2004. In the fourth quarter of 2005, Encore achieved income from continuing operations of $3.2 million, or $0.06 of diluted earnings per share, compared to income from continuing operations of $741,000, or $0.01 of diluted earnings per share, in the same period in 2004.

Discontinued Operations

On August 8, 2005, Encore completed the divestiture of certain assets which comprised its bracing, splinting and patient safety products (“soft goods product line”). For accounting purposes, the operating results of the soft goods product line and the gain on asset sale associated with this transaction have been classified as discontinued operations in the condensed consolidated statements of operations for all historical periods.

In 2005, Encore reported income from discontinued operations of approximately $3.0 million, or $0.06 per diluted share, compared to income from discontinued operations of approximately $399,000 in 2004. Discontinued operations in 2005 benefited from a gain of $2.4 million from the divestiture of such operations in the third quarter of 2005.

Encore’s management will host a conference call at 10:00 a.m. Eastern Time, Monday, February 27, 2006 to discuss its fourth quarter results. Interested parties may participate by linking to the webcast at: www.encoremed.com. Please log in at least 15 minutes before the call to register, download and install any necessary audio software.

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries. Through its Orthopedic Rehabilitation Division, Encore is a leading distributor of electrical stimulation and other orthopedic products used for pain management, orthopedic rehabilitation, physical therapy, fitness and sport performance enhancement. Encore’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products and spinal implants. For more information, visit www.encoremed.com.

Contact:	William W. Burke, Executive Vice President – Chief Financial Officer
(512) 832-9500
Bill_Burke@encoremed.com
Media:	Davis Henley, Vice President – Business Development

(512) 832-9500

Davis_Henley@encoremed.com

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to grow the distribution networks for the Company’s products, the ability to continue to obtain long-term financing, and the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Encore Medical Corporation
Statements of Operations
For the Quarter and Year Ended December 31, 2005
(in thousands, except per share data)
(Unaudited)
Quarter Ended									Year Ended

		12/31/05			12/31/04			12/31/05			12/31/04

	$		%	$		%	$		%	$		%
Net sales		$75,012	100.0%		$68,404	100.0%		$293,726	100.0%		$148,081	100.0%
Cost of sales		28,722	38.3%		29,088	42.5%		114,780	39.1%		65,942	44.5%

Gross margin		46,290	61.7%		39,316	57.5%		178,946	60.9%		82,139	55.5%
Operating expenses:
Selling, general and administrative		31,637	42.2%		29,118	42.6%		125,682	42.8%		60,296	40.8%
Research and development		2,206	2.9%		2,395	3.5%		9,577	3.2%		7,276	4.9%

Operating income		12,447	16.6%		7,803	11.4%		43,687	14.9%		14,567	9.8%
Other income (expense):
Interest income		121	0.1%		36	0.1%		393	0.1%		429	0.3%
Interest expense		(7,154)	(9.5%)		(6,552)	(9.6%)		(28,509)	(9.7%)		(7,068)	(4.8%)
Other income (expense), net		(130)	(0.2%)		259	0.4%		(23)	0.0%		574	0.4%

Income from continuing operations before
income taxes and minority interests		5,284	7.0%		1,546	2.3%		15,548	5.3%		8,502	5.7%
Provision for income taxes		2,058	2.7%		710	1.1%		6,061	2.1%		3,279	2.2%
Minority interests		67	0.1%		95	0.1%		140	0.0%		95	0.1%

Income from continuing operations		$3,159	4.2%		$741	1.1%		$9,347	3.2%		$5,128	3.4%
Discontinued operations:
Gain on disposal of discontinued
operations (net of income tax expense of $21 and $1,563,
respectively)		62	0.1%		—	0.0%		2,445	0.8%		—	0.0%
Income (loss) from discontinued
operations (net of income tax (benefit)
expense of ($7), $189, $341 and $250, respectively)		(31)	0.0%		292	0.4%		538	0.2%		399	0.3%

Net income		$3,190	4.3%		$1,033	1.5%		$12,330	4.2%		$5,527	3.7%

Earnings per share – basic:
Income from continuing operations		$0.06			$0.01			$0.18			$0.11
Income from discontinued operations		0.00			0.01			0.06			0.01

Net income		$0.06			$0.02			$0.24			$0.12

Earnings per share — diluted:
Income from continuing operations		$0.06			$0.01			$0.18			$0.11
Income from discontinued operations		0.00			0.01			0.06			0.01

Net income		$0.06			$0.02			$0.24			$0.12

Weighted average number of shares outstanding:
Basic		51,837			51,140			51,766			44,936
Diluted		52,405			52,179			52,393			46,281